Exhibit 99.1

SLS International Generating Strong Growth in Cinema Market

2006 Sales of Cinema Series Systems Increase Five-Fold

OZARK, Mo., April 19 /PRNewswire-FirstCall/ -- SLS International, Inc. (Amex: SLS - News), the leading provider of premium quality sound systems for professional (recording studio, concert, etc.), cinema and home entertainment markets, utilizing its proprietary and patented ribbon driver and digital amplifier technology, announced today strong sales from its Cinema Series loudspeaker systems. As of April 14th, sales and orders of cinema products were $546,000, which is approximately a 500% increase over the same period in 2005, and indications from SLS's U.S. Cinema distributor, Big Sky Industries, is that sales growth should accelerate as the year progresses.

According to Mark Smith, President of the NJ-based equipment company Big Sky Industries, "For years now, the premier sound system in movie theaters has been digital surround sound-which was state-of-the-art. Now, with an increasingly sound-savvy public, the advent of SLS in the theater market is critical for the movie-going experience to survive -- keeping a step ahead -- making the viewing experience in the theater auditorium more crisp, clear and smooth than what educated listeners have come to expect at home. Given the choice between two theaters in the same market, the SLS sound will have a distinct advantage."

SLS' professional and commercial products have been the recent choice for major recording studios, live theater and concert halls and churches, including NBC Olympic Broadcasting, The University of Mass. Recording Institute, Brooklyn's Prospect Park amphitheater and Universal Studios, Burbank among others. And with spokesmen including renowned composers and producers Quincy Jones and 'Sting' and Television Producer Mark Burnett (Apprentice, Survivor and Rock Star) the recognition of SLS' technology and products are becoming renowned among the entertainment industry decision makers.

In December '04, SLS installed its first Cinema Sound System in St. Louis and since then, SLS is now the sound system of choice in over 100 screens in the United States, Canada and Mexico, with some additional 150 screens in the pipeline for delivery later this year. The ability of the ribbon driver high frequency technology enables theater audiences to hear crisp clean tones not previously available in cinema sound reproduction.

Vince Guzzo, President of Montreal-based Cinemas Guzzo says, "One of the biggest complaints we've had in our auditoriums has been sound levels and dialog intelligibility. When the sound level got too high, the distortion was so great; our managers were continually asked to turn down the sound. Yet, in certain sized auditoriums, and with action movies or those with great soundtracks, the sound needs to be at a higher level. Now, with the SLS system, we have fewer complaints, smoother sound, which makes for a better movie-going experience all-around."

"The Cinema market is an ideal application for our technology and our products deliver the best solution to the inherent problems that have been plaguing this industry for many years," said John Gott, CEO of SLS International. "These problems are all centered on the use of the compression driver technology that is used by all of the other leading manufacturers. The compression driver produces unacceptable levels of distortion at high volume and does not produce the high frequency information and detail of today's digital soundtracks. When typical cinema sounds systems are played at levels that are comfortable to the audience the sound becomes unintelligible which ruins the patron's movie going experience. The SLS Ribbon Driver technology can deliver all of the dynamic range of the conventional compression driver systems with very low distortion levels and the entire dialog of the soundtrack and natural reproduction of the background and music comes across as if you were actually in the movie.

We expect that the Cinema market will be very large growth market for SLS over the next few years as all of the major chains are very interested in our products. We will also be using the Cinema market to advertise our Home Theater and Home Audio products as we are in process of producing advertising based movie trailers to be played on the big screens where our products are installed. In addition to SLS' cinema Series speaker systems we are expecting to introduce and begin selling our Patented Even star Digital Amplifiers to the Cinema industry as it is as much as a revolution in amplifier technology as our ribbon driver technology is in speaker technology".

The new SLS state-of-the-art manufacturing facility has the capacity to produce a large quantity of Cinema and Professional audio products, plus the infrastructure to support and partially warehouse Consumer products. This facility is expected to significantly enhance the company's efficiency, continuing to improve its operating margins.

About SLS:

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor:

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.